Exhibit 10.2

BUILD-A-BEAR WORKSHOP, INC.	Grant Date:
RESTRICTED STOCK	Employee:
AGREEMENT	No. of Shares of Time-Based Restricted Stock:
Target Number of Shares of Performance-Based Restricted Stock:

This Agreement will certify that the employee named above (“Employee”) is awarded the total number of restricted shares of common stock, $0.01 par value per share (the “Common Stock”), of Build-A-Bear Workshop, Inc. (the “Company”) designated above (the “Restricted Stock”), pursuant to the Build-A-Bear Workshop, Inc. Amended and Restated 2020 Omnibus Incentive Plan (the “Plan”), as of the date indicated above (the “Grant Date”) and subject to the terms, conditions and restrictions in the Plan and those set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall control. Employee’s electronic acceptance within sixty (60) days on his/her personal Merrill Lynch account constitutes Employee’s acceptance of this award and acknowledgement of Employee’s agreement to all the terms, conditions and restrictions contained in the Plan and this Agreement. If the Employee does not accept this award on his/her personal Merrill Lynch account within sixty (60) days of the Grant Date, the Employer may revoke this grant.

BUILD-A-BEAR WORKSHOP, INC.

By:
Sharon Price John
Chief Executive Officer

Terms and Conditions

A.         Terms and Conditions Applicable to Restricted Stock

1.         Terms of Restricted Stock Award. Pursuant to action of the Compensation and Development Committee (the “Committee”), the Company awards to the Employee the number of shares of Restricted Stock set forth above. The Restricted Stock is nontransferable by the Employee during the period described below and is subject to the risk of forfeiture as described below. Prior to the time shares become transferable, the shares of Restricted Stock shall bear a legend indicating their nontransferability, and, subject to the terms of this Agreement, if the Employee terminates service as an employee of the Company prior to the time a restriction lapses, the Employee shall forfeit any shares of Restricted Stock which are still subject to the restrictions at the time of termination of such service.

(a) Time-Based Restricted Stock

The restrictions on transfer described in this Section A.1 applicable to the Time-Based Restricted Stock awarded above shall lapse and be of no further force and effect as follows, if the Employee is still an employee of the Company on the respective dates set forth below, and has been continuously serving as such an employee of the Company from the Grant Date until such date:

Date	Portion of Grant for which Restrictions Lapse on Indicated Date
Grant Date:	0
______, 20__:	One-third
______, 20__:	One-third
______, 20__:	One-third

For avoidance of doubt, on ______, 20__, one hundred percent (100%) of the Time-Based Restricted Stock shall be transferable by the Employee if the Employee is still an employee of the Company, and has been continuously serving from the Grant Date through ______, 20__ as an employee of the Company.

Notwithstanding the foregoing, in the event of a Change in Control, all previously granted shares of Time-Based Restricted Stock not yet free of the restrictions of this Section A.1.(a) shall only become immediately free of such restrictions in accordance with Section 12.B of the Plan.

(b) Performance-Based Restricted Stock

The restrictions on transfer described in this Section A.1 applicable to the Performance-Based Restricted Stock awarded above shall lapse and be of no further force and effect as follows, if (1) the performance criteria applicable to the Performance-Based Restricted Stock as established by the Committee and included in Exhibit A hereto (the “Performance Criteria”) has been satisfied, and (2) the Employee is still an employee of the Company on the date set forth below, and has been continuously serving as such an employee of the Company from the Grant Date to such date:

Date	Portion of Grant for which Restrictions Lapse on Indicated Date
Grant Date	0
______, 20__:	100%

For avoidance of doubt, on the date ending ______, 20__, one hundred percent (100%) of the Performance-Based Restricted Stock shall be transferable by the Employee if (1) the Performance Criteria set forth in Exhibit A hereto have been satisfied, and (2) the Employee is still an employee, and has been continuously serving from the Grant Date through ______, 20__ as an employee of the Company on such date.

Notwithstanding the foregoing, in the event of a Change in Control prior to ______, 20__, one hundred percent (100%) of the Target Number of Shares of Performance-Based Restricted Stock (as set forth on page 1) shall only become immediately free of the restrictions of this Section A.1.(b) in accordance with Section 12.B of the Plan.

2.          Death or Disability of the Employee.

(a) Time-Based Restricted Stock

In the event (i) of the death of the Employee, or (ii) the Company terminates the Employee’s employment due to a permanent and total disability which results in the Employee’s inability to return to work with the Company, all previously granted shares of Time-Based Restricted Stock not yet free of the restrictions of Section A.1(a) shall become immediately free of such restrictions.

(b) Performance-Based Restricted Stock

In the event (i) of the death of the Employee, or (ii) the Company terminates the Employee’s employment due to a permanent and total disability which results in the Employee’s inability to return to work with the Company, in either case prior to the end of Fiscal Year 20__, one hundred percent (100%) of Target Number of Shares of Performance-Based Restricted Stock (as set forth on page 1) shall become immediately free of the restrictions of Section A.1(b).

In the event (i) of the death of the Employee, or (ii) the Company terminates the Employee’s employment due to a permanent and total disability which results in the Employee’s inability to return to work with the Company, in either case subsequent to the end of Fiscal Year 20__, all shares of Performance-Based Restricted Stock which are earned but not yet free of the restrictions of Section A.1(b) shall become immediately free of such restrictions.

3.         Cost of Restricted Stock. The purchase price of the shares of Restricted Stock shall be $0.00.

4.         Rights as Stockholder. The Employee shall be entitled to all of the rights of a stockholder, including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares, as follows: (i) with respect to the shares of Time-Based Restricted Stock, since the Grant Date; and (ii) with respect to the shares of Performance-Based Restricted Stock, only upon satisfaction of the Performance Criteria; provided that any such rights, dividends or other distributions will be subject to the same vesting requirements as the underlying Restricted Stock and shall be paid at the time the restrictions set forth in Sections A.1(a) and A.1(b) have been lifted pursuant to the terms of this Agreement. If any dividends or distributions are paid in shares, the shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. If the Employee forfeits any rights the Employee has under this Agreement, the Employee shall, on the date of the forfeiture, no longer have any rights as a shareholder with respect to the shares of Restricted Stock described in this award which are subject to such forfeiture and shall no longer be entitled to vote or receive dividends with respect to such shares.

5.         Escrow of Share Certificates. Certificates for the Restricted Stock shall be issued in the Employee’s name and shall be held in escrow by the Company until all restrictions lapse or such shares are forfeited as provide herein. A certificate or certificates representing the Restricted Stock as to which restrictions have lapsed shall be delivered to the Employee upon such lapse.

6.         Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Stock shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.         Withholding Taxes. The Company shall have the right to require the Employee to remit to the Company, or to withhold from other amounts payable to the Employee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

8.         Mandatory Clawback. The Performance-Based Restricted Stock awarded above shall be subject to the Build-A-Bear Workshop, Inc. Clawback Policy adopted by the Company’s Board of Directors on November 7, 2023, as such policy may be amended from time to time.

B.         Terms and Conditions Applicable to All Awards

1.         Adjustments Upon Changes in Capitalization or Corporate Acquisitions. Notwithstanding any other provision in the Agreement, if there is any change in the Common Stock by reason of stock dividends, spin-offs, split ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, the number of shares of Common Stock under this award not yet vested, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

2.         Consideration/No Right to Continued Service. This award is made in consideration of the services to be rendered by the Employee to the Company. Nonetheless, nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the service of the Employee, with or without cause.

3.         Committee Administration. This award has been made pursuant to a determination made by the Committee, and the Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this Agreement, shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Employee by the express terms hereof.

4.         Grant Subject to Plan. This Restricted Stock award is granted under and is expressly subject to all the terms and provisions of the Plan, and the terms of the Plan are incorporated herein by reference. The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Committee has been appointed by the Board of Directors and designated by it, as the Committee to make grants of Restricted Stock.

5.         Section 83(b) Election. The Employee may make an election under Internal Revenue Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock awarded. Any such election must be made within thirty (30) days after the Grant Date. If Employee elects to make a Section 83(b) Election, the Employee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service. The Employee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

6.         Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Administrative Officer & General Counsel of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Employee under this Agreement shall be in writing and addressed to the Employee at the Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

7.         Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Employee and the Employee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

8.         Governing Law. This Agreement shall be construed under the laws of the State of Delaware.

Exhibit A

Performance Criteria Applicable to Performance-Based Restricted Stock